Exhibit 99.1

Titan International Inc. to Offer $75 Million Convertible Senior Subordinated Notes

QUINCY, Ill., December 14, 2009 – Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”) today announced its intention to offer, subject to market and other conditions, $75 million aggregate principal amount of its Convertible Senior Subordinated Notes due 2017 (the “Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Titan expects to grant the initial purchasers of its Notes an option to purchase up to $11.25 million principal amount of additional Notes, solely to cover over-allotments.

The Notes will bear cash interest at a fixed rate, to be payable semiannually and will be convertible at the option of the holders into shares of Titan common stock.  Titan will have the right to redeem the Notes in whole or in part at a specified redemption price on or after January 20, 2014, if the closing sale price of its common stock exceeds 130% of the conversion price then in effect for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice. The interest rate, conversion rate and other terms of the Notes will be determined by negotiations between Titan and the initial purchasers. The Notes will be subordinated in right of payment to Titan’s existing 8% senior notes due 2012.

Titan intends to use the proceeds from the offering for general corporate purposes, including financing potential future acquisitions and repayment of existing debt obligations.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes. Any offers of the Notes will be made only by means of a private offering circular. The Notes and the shares of common stock of Titan, if any, issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2008. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489